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SPS TECHNOLOGIES



                                               For: Immediate Release

                                               Contact: William M. Shockley
                                                        V.P., Chief Financial
                                                        Officer & Controller
                                                        (215) 517-2008



        SPS ANNOUNCES OFFER FOR HI-SHEAR CORPORATION


               JENKINTOWN, PA, October 12, 1995--SPS Technologies, Inc. (NYSE - ST) announced today that it has made an offer to purchase Hi-Shear Corporation, which represents substantially all of the operating assets of Hi-Shear Industries Inc. (NYSE - HSI), for $50 million subject to the signing of a definitive purchase agreement.



               Hi-Shear Corporation manufactures aerospace fasteners both in the United States and the United Kingdom. SPS Technologies is a
        global   manufacturer  of   aerospace   and   industrial  fasteners,
        precision components, superalloys and magnetic materials.



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